EXHIBIT 23.2






                      Independent Auditors' Consent
                      -----------------------------




The Board of Directors and Stockholders
Viatel Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Viatel, Inc. of our report dated March 8, 1996, relating to the consolidated balance sheets of Viatel, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which appears in the December 31, 1995 annual report on Form 10-K of Viatel, Inc.


                                 KPMG Peat Marwick LLP

New York, New York
October 30, 1996